Exhibit 10.03
eBAY INC.
2003 DEFERRED STOCK UNIT PLAN
NEW DIRECTOR AWARD AGREEMENT
          This award agreement (this “Award Agreement”) sets forth the terms and conditions of an award (this “Award”) of deferred stock units (“DSUs”) granted to you under the eBay Inc. 2003 Deferred Stock Unit Plan (the “Plan”).
          1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan.
          2. Award. The number of DSUs subject to this Award is set forth at the end of this Award Agreement. Each DSU constitutes an unfunded and unsecured promise of eBay to deliver (or cause to be delivered) to you, subject to the terms of this Award Agreement, one share of Common Stock (the “Share” or the “Shares” as the context requires) (or, in the sole discretion of the Committee, cash, securities or other property equal to the Fair Market Value thereof) as soon as practicable but in no case more than 10 days following the Delivery Date as provided herein. You shall also be entitled to receive an amount in cash equal to the sum of any declared dividends on the Shares which the record date therefor occurred after the date of grant and prior to delivery (the “dividend equivalent rights”). Except as otherwise provided herein, until the Delivery Date, you have only the rights of a general unsecured creditor, and no rights as a stockholder, of eBay. THIS AWARD IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN PARAGRAPH 15.
          3. Vesting. Except as provided in this Paragraph 3 and in Paragraph 6, you shall become vested in 25% of this grant of DSUs on the first anniversary of the Date of Grant specified at the end of this Award Agreement and in 2.0833% of this grant of DSUs each month thereafter. Except as provided in Paragraph 6, if your service terminates for any reason prior to full vesting, including due to failure to be nominated or re-elected as a member of the Board, your rights in respect of all of your unvested DSUs shall terminate, and no Shares (or cash) shall be delivered in respect of such unvested DSUs.
          4. DSU Account.
          A bookkeeping account will be established for you which shall be credited with all DSUs and any dividend equivalent rights that have been granted to you.
          5. Delivery of Shares/DSU Payments.
          (a) Except as provided in this Paragraph 5 and in Paragraphs 6, 8 and 9, the Shares underlying the vested DSUs and any dividend equivalent rights corresponding to those vested DSUs shall be delivered as soon as practicable but in no case more than 10 days following the Delivery Date specified at the end of this Award Agreement. The Company may, at its option, deliver cash, securities or other property in lieu of all or any portion of the Shares otherwise deliverable. Such payment shall be equal in value to the product of the number of Shares to be delivered on the Delivery Date and the Fair Market Value of one Share of Common Stock on the Delivery Date. You shall be deemed the beneficial owner of the Shares at the close of business on the Delivery Date and shall be entitled to any dividend or distribution that has not already been made with respect to such Shares if the record date for such dividend or distribution is after the close of business on the Delivery Date. Notwithstanding the foregoing, if the Delivery Date occurs at a time when you are considered by the Company to be one of its “covered employees” within the meaning of Section 162(m) of the Code and/or if you are considered to be one of the Company’s “specified employees” within the meaning of Section 409A(a)(2)(B) of the Code and applicable Treasury regulations and guidance issued from time to time thereunder (including, without limitation, any regulations and guidance setting forth the time period with respect to which the determination whether you are a “specified employee” must be made), then, unless the Committee determines otherwise, delivery of the Shares (or cash) automatically shall be deferred until six months after you have ceased to be an employee of the Company or have otherwise separated from service with the Company. Such deferral shall not affect the number of shares or the amount of cash to be delivered.
          (b) Notwithstanding the foregoing, all DSUs and any dividend equivalent rights shall vest and shall become payable immediately upon a Change in Control. “Change in Control” means (a) a dissolution or liquidation of eBay, (b) a merger or consolidation in which eBay is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of eBay in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of eBay or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption, conversion or replacement will be binding on all grantees), (c) merger in which eBay is the surviving corporation but after which the stockholders of eBay (other than any stockholder which merges (or which owns or controls another corporation which merges) with eBay in such merger) cease to own their shares or other equity interests in eBay, (d) the sale of substantially all of the assets of eBay, or (e) the acquisition, sale or transfer of more than 50% of the outstanding shares of eBay by tender offer or similar transaction; provided, however, that in no event will a “Change of Control” be deemed to have occurred for purposes of this Award Agreement if such event would not constitute a change in the ownership or effective control of eBay, or in the ownership of a substantial portion of the assets of eBay for purposes of Section 409A of the Code and applicable Treasury regulations and guidance issued from time to time thereunder.
          (c) “Delivery Date” means the date of your termination of service with the Board.

          6. Disability and Death.
          (a) Notwithstanding any other provision of this Award Agreement, if your service with the Company is terminated by reason of disability (as defined in Section 409A(a)(2)(C) of the Code and as determined in the sole discretion of the Committee), the condition set forth in Paragraph 3 shall be waived with respect to your then outstanding unvested DSUs (as a result of which any such then unvested outstanding DSUs shall vest). Shares (or, in the sole discretion of the Committee, cash, securities or other property in lieu of all or any part thereof) corresponding to your outstanding DSUs and any dividend equivalent rights shall be delivered to you as soon as practicable.
          (b) In the event of your death, the condition set forth in Paragraph 3 shall be waived with respect to your then outstanding unvested DSUs (as a result of which any such then unvested outstanding DSUs shall vest). Shares (or, in the sole discretion of the Committee, cash, securities or other property in lieu of all or any part thereof) corresponding to your outstanding DSUs and any dividend equivalent rights shall be delivered to the representative of your estate as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee.
          7. Non-transferability. Except as otherwise may be provided by the Committee, the limitations set forth in Section 3.4 of the Plan shall apply. Any assignment in violation of the provisions of this Paragraph 7 shall be null and void.
          8. Withholding, Consents and Legends.
          (a) The delivery of Shares is conditioned on your satisfaction of any applicable withholding taxes (in accordance with Section 3.2 of the Plan).
          (b) Your rights in respect of your DSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as defined in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to deductions from your wages, or another arrangement satisfactory to the Committee, to reimburse the Company for advances made on your behalf to satisfy any withholding and other tax obligations in connection with this Award).
          (c) eBay may affix to certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with eBay). eBay may advise the transfer agent to place a stop transfer order against any legended Shares.
          9. Right of Offset. The Company shall have the right to offset against the obligation to deliver Shares under this Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, or amounts repayable to the Company pursuant to other director programs) you then owe to the Company and any amounts the Committee otherwise deems appropriate.
          10. No Rights to Continued Service. Nothing in this Award Agreement or the Plan shall be construed as giving you any right to continued service with the Company or affect any right that the Company may have to terminate your service with the Company or alter the terms and conditions of your employment.
          11. Successors and Assigns of eBay. The terms and conditions of this Award Agreement shall be binding upon, and shall inure to the benefit of, eBay and its successor entities (as defined in Section 3.5 of the Plan).
          12. Committee Discretion. The Committee shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
          13. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided, that, notwithstanding the foregoing and Sections 1.3.1(i), 1.3.1(ii) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent, except that the Committee reserves the right to accelerate the delivery of the Shares and in its discretion provide that such Shares may not be transferable until the Delivery Date on which such Shares otherwise would have been delivered (and that in respect of such Shares you will remain obligated to return the Shares and any dividend equivalents to the Company in the circumstances under which the Shares would not have been delivered pursuant to Paragraph 4 or Paragraph 5); provided further, that, such acceleration of delivery of Shares shall not occur if such acceleration would cause the holder of an Award to be subject to an excise tax under Section 409A of the Code. Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.
          14. Adjustment. The provisions of Section 1.6.2 of the Plan shall apply in the event the Committee desires to make such equitable adjustments, designed to protect dilution or enlargement of rights, as it may deem appropriate, in the number and kind of Shares covered by the DSUs subject to this Award Agreement.
          15. Arbitration; Choice of Forum.
          (a) Any dispute, controversy or claim between the Company and you, arising out of or relating to or concerning the Plan or this Award Agreement, shall be finally settled by arbitration in San Jose, California before, and in accordance with the rules then in effect of, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by you must first be submitted to the Committee in accordance with claims procedures determined by the Committee. This Paragraph is subject to the provisions of Paragraphs 15(b) and (c) below.

          (b) THE COMPANY AND YOU HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF SAN JOSE, CALIFORNIA OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO PARAGRAPH 15(a) OF THIS AWARD AGREEMENT. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Company and you acknowledge that the forum designated by this Paragraph 15(b) has a reasonable relation to the Plan, this Award Agreement, and to your relationship with the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Paragraph 15.
          (c) The agreement by you and the Company as to forum is independent of the law that may be applied in the action, and you and the Company agree to such forum even if the forum may under applicable law choose to apply non-forum law. You and the Company hereby waive, to the fullest extent permitted by applicable law, any objection which you or the Company now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Paragraph 15(b). You and the Company undertake not to commence any action, suit or proceeding arising out of or relating to or concerning this Award Agreement in any forum other than a forum described in this Paragraph 15. You and (subject to the last sentence of Paragraph 15(b)) the Company agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon you and the Company.
          (d) You irrevocably appoint the Secretary of eBay as your agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning this Award Agreement which is not arbitrated pursuant to the provisions of Paragraph 15(a), who shall promptly advise you of any such service of process.
          (e) You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Paragraph 15, except that you may disclose information concerning such dispute to the arbitrator or court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
          16. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
          17. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

          IN WITNESS WHEREOF, eBAY INC. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

eBay Inc.

By
Name:
Title:

Recipient:

Number of DSUs:

Date of Grant:

Delivery Date:	Termination of service as a Director of the Company for any reason. Also, I understand that DSUs may be delivered to me prior to such time pursuant to the terms of the Plan and this Agreement.
I have read the Plan and this Award Agreement and I agree to these terms.

Participant Signature